Exhibit 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and share-based compensation. Directors who are employees or officers of the Corporation do not receive any additional compensation for Board service. Cash compensation is paid in advance at the annual meeting of shareholders.

In addition to reimbursement for out-of-pocket expenses, including those incurred in attending Board and committee meetings, non-employee directors receive the following:

•	an annual fee of $50,000 ($90,000 for the Chairman of the Board and $55,000 for the Lead Independent Director);

•	an annual fee of $5,000 ($10,000 for the committee chair) for Audit, Compensation, Technology, and Corporate Governance Committee members;

•	an annual fee of $1,000 ($5,000 for the committee chair) for Nominating Committee members; and

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$100,000 in restricted stock granted as of the date of the annual meeting of shareholders; such restricted stock vests on the first anniversary of the date of grant, subject to the applicable director’s continued service or retirement under the terms of the Corporation’s incentive equity plan.